Exhibit 10.1
EXECUTION VERSION
ASSIGNMENT, ASSUMPTION AND TERMINATION AGREEMENT
This ASSIGNMENT, ASSUMPTION AND TERMINATION AGREEMENT (this "Agreement"), dated as of June 25, 2026 is made and entered into by and among MediaAlpha, Inc., a Delaware corporation (the "Purchaser"), and each of Insignia QL Holdings, LLC, a Delaware limited liability company, and Insignia A QL Holdings, LLC, a Delaware limited liability company (each, a "Seller" and collectively, the "Sellers"). Capitalized terms that are used but not defined in this Agreement have the meanings specified in that certain Tax Receivable Agreement, dated as of October 27, 2020 (as amended, the "TRA"), by and among the Purchaser, QL Holdings LLC, the Sellers and certain other parties thereto, as amended by First Amendment to Tax Receivables Agreement, dated as of October 1, 2023, by and among the Purchaser, White Mountains Insurance Group, LTD, Tony Broglio and Tigran Sinanyan.
W I T N E S S E T H:
WHEREAS, Purchaser and the Sellers desire to transfer all of the Sellers' interest in, and rights and obligations under, the TRA to Purchaser and thereby terminate such rights and obligations under the TRA, in each case, through the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
1.    Conveyance, Acceptance and Termination. The Sellers hereby sell, assign, transfer and convey to Purchaser, and Purchaser hereby purchases from the Sellers and accepts and terminates, all right, title and interest held by the Sellers in, to and under the TRA in their capacities as Step-Up Participants and Insignia Members, including the right of the Sellers to receive any payments that are or may become payable to the Sellers pursuant to the TRA, including any and all Tax Benefit Payments thereunder (including, for avoidance of doubt, with respect to tax years 2025 and 2026) and any rights, title and interest held by the Participant Representative of the Insignia Members in, to and under the TRA in its capacity as a Participant Representative (collectively, the "Terminated TRA Rights"), for the proper benefit of Purchaser, forever, free and clear of all Liens. For the purposes of this Agreement, "Lien" means any lien (statutory or other), pledge, mortgage, deed of trust, hypothecation, encumbrance, charge, security interest, servitude, pre-emptive right, right of first refusal, transfer restriction, adverse ownership claim or other similar encumbrance or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever. From and after the date of this Agreement, Purchaser shall have no further obligations under the TRA to either Seller, the Participant Representative of the Sellers or any other person claiming through either Seller on account of such Seller's interest in the TRA, and each Seller hereby releases, remises and forever discharges Purchaser, its Affiliates, stockholders, directors, officers and employees from any such obligations effective as of the date hereof. For the avoidance of doubt, the Sellers and the Purchaser acknowledge and agree that the transaction contemplated by this Agreement does not constitute a Termination Election or other Acceleration Event under the TRA.
2.    Assumption and Termination of Obligations. The Sellers hereby assign, and Purchaser hereby assumes, accepts and terminates, any and all obligations of the Sellers under the TRA (the "Terminated TRA Obligations"); provided that notwithstanding any provision in this

Agreement to the contrary, the parties agree that Section 7.13 of the TRA shall survive the consummation of this Agreement and remain in effect in accordance with its terms.
3.    Purchase Price. As payment in full for the Terminated TRA Rights and Terminated TRA Obligations, Purchaser will pay to the Sellers, by wire transfer of immediately available funds to an account designated by the Sellers, an amount equal to $31,000,000 (the "Purchase Price"). The parties acknowledge and agree that the Purchase Price and other terms and conditions of this Agreement were determined based on arms length negotiations between Sellers and the Company.
4.    Closing. The closing (the "Closing") of the transactions contemplated by this Agreement (the "Transactions") shall take place on the date hereof by the electronic exchange of .pdf signature pages. At the Closing, each Seller (a) shall deliver to Purchaser a completed and duly executed IRS Form W-9 and (b) shall cause Tony Broglio to execute and deliver to the Sellers and Purchaser a resignation letter in the form of Exhibit A attached hereto. In addition, at the Closing, each Seller shall, and hereby does, designate Purchaser as the Participant Representative of the Insignia Members pursuant to Section 7.18 of the TRA.
5.    Representations and Warranties by each Seller. Each Seller, severally and not jointly, represents and warrants to Purchaser as follows as:
(a)    Ownership of Terminated TRA Rights. Such Seller is the lawful holder and owner of its applicable portion of the Terminated TRA Rights, including all right, title and interest to any Tax Benefit Payments or other payments thereunder, free and clear of any Lien. Except pursuant to this Agreement, (i) such Seller has not, at any time, sold, transferred, assigned, pledged, conveyed or otherwise disposed of all or any portion of its rights under the TRA, and (ii) there are no commitments, options, contracts or other arrangements whatsoever, whether written or oral, under which such Seller is or may become obligated to sell, transfer, pledge, assign, pledge, convey or otherwise dispose of all or any portion of its rights under the TRA.
(b)    Organization and Authority of such Seller. Such Seller is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware. Such Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations hereunder, and the consummation by Seller of the Transactions have been duly authorized by all requisite action on the part of such Seller.
(c)    Due Execution. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors' rights generally and general equitable principles (the "Enforceability Exceptions").

(d)    No Conflicts. The execution, delivery, and performance by such Seller of this Agreement, and the consummation by such Seller of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of such Seller's certificate of formation or limited liability company agreement or any agreement to which such Seller is a party or by which such Seller is bound; or (ii) conflict with or result in a violation or breach of any law, order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any governmental authority and applicable to such Seller. The execution, delivery, and performance by such Seller of this Agreement, and the consummation by such Seller of the Transactions, do not require any consent, permit, approval, order or authorization of or by, registration, declaration, filing with or any other action by, any governmental authority or any other person or entity.
(e)    Legal Proceedings. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, proceedings, litigations, citations or summons of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity pending or, to the knowledge of such Seller threatened against such Seller or any of its affiliates, relating to or affecting the Terminated TRA Rights or Terminated TRA Obligations or that challenge or seek to prevent, enjoin, or otherwise delay the Transactions.
(f)    Brokers. Except for Houlihan Lokey Capital, Inc. (the fees and expenses of which will be paid by the Sellers), no broker, finder, investment banker or other advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions or based upon arrangements made by or on behalf of such Seller.
(g)    No Other Representations. Except for the representations and warranties contained in this Section 5, neither the Sellers nor any other person or entity on behalf of the Sellers makes any other express or implied representation or warranty with respect to the Sellers, the TRA, the Terminated TRA Rights, the Terminated TRA Obligations or the Transactions in connection with this Agreement and the Transactions.
6.    Representations and Warranties by Purchaser. Purchaser represents and warrants to the Sellers as follows:
(a)    Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder, and the consummation by Purchaser of the Transactions have been duly and validly authorized by all requisite action on the part of Purchaser.
(b)    Due Execution. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(c)    No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of Purchaser's certificate of incorporation or bylaws or any agreement to which Purchaser is a party or by which Purchaser is bound; or (ii) conflict with or result in a violation or breach of any law or order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any governmental authority and applicable to Purchaser. The execution, delivery, and performance by Purchaser of this Agreement, and the consummation by Purchaser of the Transactions, do not require any consent, permit, approval, order or authorization of or by, registration, declaration, filing with or any other action by, any governmental authority or any other person or entity.
(d)    Legal Proceedings. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, proceedings, litigations, citations or summons of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its affiliates that challenge or seek to prevent, enjoin or otherwise delay the Transactions.
(e)    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions or the based upon arrangements made by or on behalf of Purchaser.
(f)    No Other Representations. Except for the representations and warranties contained in this Section 6, neither Purchaser nor any other person or entity on behalf of Purchaser makes any other express or implied representation or warranty with respect to the Purchaser or the Transactions in connection with this Agreement and the Transactions.
7.    Further Assurances. Each Seller hereby covenants and agrees that such Seller, without further consideration, shall take such further actions (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation and providing materials and information) as may be reasonably required to sell, assign, transfer, convey and terminate all of such Seller's right, title and interest in and to the Terminated TRA Rights, and Purchaser hereby covenants and agrees that Purchaser, without further consideration, shall take such further actions (including the execution and delivery of such other reasonable instruments of transfer, conveyance, assumption and confirmation and providing materials and information) as may be reasonably required to assume, accept and terminate the Terminated TRA Obligations.
8.    Governing Law; Waiver of Trial by Jury. This Agreement shall be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware without reference to its internal conflict of laws principles. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

9.    Amendment. This Agreement may not be amended, modified, waived, discharged or terminated, except by a written instrument signed by the parties hereto.
10.    References, Pronouns and Headings. Except as otherwise specifically indicated, all references to Sections herein refer to Sections of this Agreement and all references to Exhibits refer to the Exhibits attached hereto. The words "hereby," "hereof," "herein," "hereto," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular Section hereof. The word "or" means "and/or" and the words "include" and "including" shall not be construed as terms of limitation. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.
11.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) if delivered personally, on the date of delivery, (ii) if send by e-mail, when sent (provided that no delivery failure notice is received) or (iii) if sent by a recognized next-day courier service, on the first Business Day following the date of dispatch. All notices hereunder shall be given as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to Purchaser, to:
MediaAlpha, Inc.
700 S. Flower Street, Suite 640
Los Angeles, CA 90017
Attention: General Counsel

With a copy to (which shall not constitute notice):
Latham & Watkins LLP
355 South Grand, Suite 400
Los Angeles, CA 90071
Attn: W. Alex Voxman and Andrea Ramezan-Jackson
Email:
If to a Seller, to:
Insignia Capital Group
1333 N. California Blvd.
Suite 520
Walnut Creek, CA 94596
Attn: Tony Broglio and Nick DeTrempe
Email:
With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
333 W Wolf Point Plaza
Chicago, IL 60654
Attention: Robert A Wilson, P.C. and Melanie B. Harmon
E-mail:
12.    Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, no party hereto may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of Purchaser (in the case of an assignment or delegation by a Seller) or the Sellers (in the case of an assignment or delegation by Purchaser).
13.    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns.
14.    Severability. If any provision of this Agreement or the application of any such provision to any person or entity or circumstance is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.
15.    Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
16.    Confidentiality and Public Announcements. No press release or public announcement related to this Agreement or the Transactions shall be issued or made without the joint approval of Purchaser and the Sellers, unless required by law (in the reasonable opinion of counsel), in which case the other party hereto shall have the right to review and comment on such press release or announcement prior to publication; provided that, for the avoidance of doubt, (i) the Sellers shall be entitled to communicate with their respective investors relating to this Agreement and the Transactions and (ii) to comply with its public reporting obligations, the Company will issue a press release and file a Form 8-K under the Securities Exchange Act of 1934, as amended, in each case relating to this Agreement (which will include a description of the terms of this Agreement and, in the case of the Form 8-K, a copy of this Agreement).
17.    Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party hereto incurring such costs and expenses.
18.    Tax Treatment. The parties hereto agree to treat, for U.S. federal and applicable state and local income tax purposes, the payment of the Purchase Price as additional consideration for the purchase of an interest in QL Holdings LLC governed by Sections 741 and

751 of the Internal Revenue Code of 1986, as amended (the "Code"), subject to Sections 483, 1272 and 1274 of the Code, as applicable. The parties hereto agree to file all tax returns and take all tax positions consistently with such tax treatment, except to the extent required by a "determination" within the meaning of Section 1313(a) of the Code or other corresponding provision of applicable law.
19.    Entire Agreement. This Agreement, including the exhibits hereto, which form a part hereof, contains the full agreement between the parties hereto on its subject matters, and supersedes and renders null and void all prior agreements or understandings, whether written or oral, which exist or may have existed between the parties hereto or any of their affiliates with respect to its subject matters.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the date first written above.
PURCHASER
MEDIAALPHA, INC.
By:    /s/ Patrick Thompson
Name:     Patrick Thompson
Title:     CFO
SELLERS
INSIGNIA QL HOLDINGS, LLC
By:    /s/ Nick DeTrempe
Name:     Nick DeTrempe
Title:     Vice President and Treasurer
INSIGNIA A QL HOLDINGS, LLC
By:    /s/ Nick DeTrempe
Name:     Nick DeTrempe
Title:     Vice President and Treasurer

Signature Page to Assignment, Assumption and Termination Agreement

Exhibit A
Form of Resignation Letter
To:
MediaAlpha, Inc.
700 S. Flower Street, Suite 640
Los Angeles, CA 90017
Attention: General Counsel
E-mail:
with a copy to (which will not constitute notice):
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention:    Christopher K. Fargo, Esq.; C. Daniel Haaren, Esq.
E-mail:
[●], 2026
Re: Resignation
To whom it may concern,
Reference is hereby made to the Tax Receivable Agreement, dated as of October 27, 2020 (the "TRA"), by and among MediaAlpha, Inc., a Delaware corporation (the "Company"), QL Holdings LLC, the Sellers and certain other parties thereto, as amended by First Amendment to Tax Receivables Agreement, dated as of October 1, 2023, by and among the Company, White Mountains Insurance Group, LTD, Tony Broglio and Tigran Sinanyan.
I, Tony Broglio, hereby resign from, and surrender my position as, the Participant Representative of the Insignia Members, effective as of the date hereof.
Sincerely,

Tony Broglio